Exhibit 99.1

BRIAN GOLDSMITH NAMED
CO-CHIEF OPERATING OFFICER OF
LIONSGATE

Signs New Longterm Agreement To Oversee Lionsgate’s Channels, Digital Initiatives, Joint Ventures And Corporate Development Activities

SANTA MONICA, CA, and VANCOUVER, BC, October 5, 2012 - Brian Goldsmith has been named Co-Chief Operating Officer of Lionsgate (NYSE: LGF), a leading global entertainment company, and will spearhead Lionsgate's corporate development activities, growing platform of channels, and digital initiatives, the Company announced today.

Goldsmith joins co-COO Steve Beeks in reporting to Lionsgate Chief Executive Officer Jon Feltheimer on corporate management issues and will also continue to work closely with Vice Chairman Michael Burns and General Counsel Wayne Levin on M&A activities and initiatives related to the Company's capital structure, including significant corporate and project financings.

Goldsmith played a key role in arranging Lionsgate's recently closed $800 million revolving credit facility as well as the Company's October 2011 secondary equity offering and its two high yield debt offerings. He was instrumental in the Company's January 2012 acquisition of Summit Entertainment, the August 2011 sale of Canadian distributor Maple Pictures to Alliance Films and the February 2009 acquisition of TV Guide Network and TVGuide.com. He has also played a significant role in overseeing Lionsgate's partnerships with Viacom and MGM in the Epix channel, Sony and Comcast in the FEARnet Channel and the launch of Celestial Tiger Entertainment in Asia with partners Saban Capital Group and Astro's Celestial Pictures.

“Brian played a leadership role in many of the initiatives that made 2012 a transformative year for us,” said Feltheimer and Burns. “His management of our channel partnerships, digital platforms and joint ventures will be a key ingredient of our continued growth. He will also continue to help set in place a capital structure that supports our profitable long-term growth while reducing debt and interest expense.”

Before his promotion, Goldsmith had served as Executive Vice President of Corporate Development and Strategy since September 2008, leading the Company's acquisition and corporate development activities. Prior to that, he served as Chief Operating Officer and Chief Financial Officer of Mandate Pictures and its predecessor company Senator International, joining Lionsgate after its September 2007 acquisition of Mandate. Previously, Goldsmith worked as a financial analyst and strategic planner at Sony Pictures, beginning his career as a financial analyst at Merrill Lynch. He received his B.S. degree from Stanford University.

ABOUT LIONSGATE

Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, family entertainment, digital distribution, new channel platforms and international distribution and sales.

The Company has built a strong television presence in production of primetime cable and broadcast network series, distribution and syndication of programming and an array of channel assets. Lionsgate currently has 23 shows on 16 networks spanning its primetime production, distribution and syndication businesses, including the multiple Emmy Award-winning Mad Men, the critically acclaimed series Weeds, Nurse Jackie and Boss, the new comedy Anger Management, which has been picked up for another 90 episodes by FX, the upcoming network series Nashville and Next Caller, the syndication successes Tyler Perry's House of Payne, its spinoff Meet the Browns, For Better Or Worse, The Wendy Williams Show, Are We There Yet? and the upcoming Orange Is The New Black, an original series for Netflix.

Its feature film business has been fueled by such recent successes as the blockbuster first installment of The Hunger Games franchise, which has already grossed nearly $700 million at the worldwide box office, The Possession, The Expendables 2, The Cabin in the Woods, Tyler Perry's Madea's Witness Protection and Margin Call. With the January 2012 acquisition of Summit Entertainment, the Company has now added the blockbuster Twilight Saga, which has grossed more than $2.5 billion at the worldwide box office, to its current slate, giving the Company the two premier young adult franchises in the world. Recent Summit hits include Red, Letters to Juliet, Knowing and the Academy Award-winning Best Picture, The Hurt Locker.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

For Lionsgate corporate inquiries, please contact:
Peter D. Wilkes
310.255.3726
pwilkes@lionsgate.com

Kinley L. Cross
310.255.5114
kcross@lionsgate.com